EXHIBIT 10.9

EXCLUSIVE DISTRIBUTION AND PARTNERSHIP AGREEMENT

FOR

SKIN REGENERATION PLATFORM (“AGREEMENT”)

IS MADE AND ENTERED INTO BY AND BETWEEN

ROKIT America Inc.

AND

Bioethic Pharma S.A

THE EFFECTIVE DATE OF THIS AGREEMENT

November 25, 2025

Strictly Private & Confidential

Table of Contents

1.	Definitions	3

2.	Grant of Distribution Rights	6

3.	Term	7

4.	Purchase Orders, Forecasts, and Supply of the Product	8

5.	Minimum Annual Performance Requirements	9

6.	Payment	9

7.	Quality and Changes in Products	10

8.	Packing and Warehousing Responsibilities	11

9.	Certification, Registration and Government Approvals	12

10.	Sales and Marketing	13

11.	Warranty, Training and Technical Support	16

12.	Additional Obligations of Distributor	17

13.	Representations and Warranties of Distributor	19

14.	Intellectual Property Rights and Trademarks	19

15.	Confidential Information and Non-Competition	22

16.	Ethics and Anti-Bribery Compliance	23

17.	Termination	24

18.	Limitation of Liability and Indemnities	27

19.	Force Majeure	28

20.	Governing Law and Dispute Resolution	28

21.	Miscellaneous	29

22.	Schedule A (Product Pricing)	32

23.	Schedule B (Annual Sales Forecast & Minimum Annual Performance Requirements)	33

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Exclusive Distribution and Partnership Agreement for Skin Regeneration Platform

This Exclusive Distribution and Partnership Agreement for Skin Regeneration Platform (this “Agreement”) is dated November 25, 2025 (the “Effective Date”) and made by and between ROKIT America Inc. (“ROKIT”), a corporation organized under the laws of the state of Delaware, USA, having its principal place of business at 3435 Wilshire Blvd, Ste 2925, Los Angeles, CA 90010, USA and Bioethic Pharma S.A. (“Distributor”), an entity organized under the laws of Paraguay (the “Country”), having its principal place of business at Eligio Ayala 211, Asunción, Paraguay. ROKIT and Distributor are each referred to herein individually as “Party” and collectively as “Parties.”

RECITALS

WHEREAS, ROKIT is engaged in the business of developing, manufacturing, promoting sales and marketing activities of Product(s) (as defined below in Sections 1.14- 1.15);

WHEREAS, in order to further increase the market potential and better promote sales for Product(s) in the Territory (as defined below in Section 1.16), ROKIT wishes to coordinate its Distribution activities with regards to the Product(s) with Distributor who possesses a readily available and extensive sales network in the Territory, which shall provide integrated services for Customers;

WHEREAS, ROKIT and Distributor wish to enter into this Agreement whereby Distributor shall undertake various activities in relation to Distribution of Product(s)in the Territory with a view to establishing a mutually beneficial and strategic business relationship subject to the terms and conditions contained herein; and

NOW, THEREFORE, in consideration of the premises and of the following mutual promises, covenants and conditions, the Parties, intending to be legally bound, mutually agree as follows:

1. DEFINITIONS.

For all purposes of this Agreement, the capitalized terms defined in this Article 1 and throughout this Agreement shall have the meanings herein specified.

1.1. “Affiliate” means, with respect to either Party, a firm, corporation or other entity which directly or indirectly owns or controls said Party, or is owned or controlled by said Party, or is under common ownership or control with said Party, but only for so long as such control exists. The word “control” means (i) the direct or indirect ownership of fifty and one-tenth percent (50.1%) or more of the outstanding voting securities of a legal entity, or (ii) possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities, contract rights, voting rights, corporate governance or otherwise.

1.2. “Applicable Law” means all applicable federal, state, local, national, and regional statutes, laws, rules, regulations, directives, and governmental requirements, including those applicable to the transportation, handling, treatment, sale, and marketing of the Product(s), as well as any successor or replacement statutes, laws, rules, regulations, or directives of the United States, the Republic of Korea, or any other relevant jurisdiction governing the Parties’ activities under this Agreement.

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1.3. “Business Day” means any day other than a Saturday, Sunday, or any public holiday in the country where the applicable obligations are to be performed.

1.4. “Commercialization” means introducing the Products for Distribution upon receipt of marketing approval from regulatory authority in the Territory.

1.5. “Confidential Information” means any and all information, documentation or knowledge in any form, relating to the business, operations, product(s) and assets of ROKIT or any of its Affiliates that is not known or generally available to the public, which is disclosed to, or obtained directly or indirectly by, the Distributor, or which may be derived in any way by the Distributor as a consequence of the performance of its obligations hereunder and includes, without limitation, information relating to ROKIT’s and/or its Affiliates’ technology, technology-based information and know-how related to the Products, present and contemplated products and services; product designs; inventions, improvements; standards, specifications, systems, methods and operating procedures; techniques and modes of manufacturing, compounding or preparing products, formulations and recipes; merchandising, marketing plans and strategies; tests and reports; profits, costs, pricing, product sourcing and sales policies and strategies; buying habits and preferences of present customers of ROKIT as well as prospective and potential customers, their names and addresses; trade secrets, know-how, data, research and development; patent, trademark, copyright, industrial design and all other intellectual property and proprietary rights and shall also include terms of this Agreement, but excludes information:

(a) that was known to the receiving Party at the time of its disclosure, as evidenced by written records, and not subject to any obligation of confidentiality at such time;

(b) that is identified in writing at the time of delivery as non-confidential by the other Party or any of its advisers;

(c) that is in the public domain other than by a breach by the receiving Party of any obligation of confidentiality; or

(d) independently generated by the receiving Party without reference to the Confidential Information of the disclosing Party.

1.6. “Customers” means hospitals, medical centers, medical doctors and equivalent healthcare professionals (e.g., medical technicians, nurses) who are qualified to use Products as defined in Section 1.15.

1.7. “Distribute” means, in relation to the Product, the action of importing, selling, offering to sell, promoting, marketing, receiving, warehousing, storing, handling, picking, packing, transporting, and distributing the Product, and all activities related thereto.

1.8. “Dr. INVIVO 4D2D” (Model no. 4D2D100) means 3D bioprinter developed, manufactured, and sold by ROKIT to Distributor under the terms and conditions of this Agreement, and its use is strictly limited to clinical treatment of the Intended Condition as specified in Sections 1.14 and 1.15.

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1.9. “Intellectual Property Right(s)” means with regards to the Products, any and all rights in patents, provisional patent applications, patent applications, trade secrets (i.e., know-how, inventions, discoveries, methods, processes, techniques, methodologies, formulae, algorithms, technical data, specifications, research and development information, technology, data bases and other proprietary or confidential information, in each case that derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure), trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software and database rights), whether registered or not, and all legal means of establishing rights in and to and the aforesaid rights or property similar to any of the foregoing, in any part of the world, together with the right to apply for the registration of any such right, in each case whether or not subject to statutory registration or protection.

1.10. “Latent Defect” means a defect in any Product which was caused by ROKIT in the manufacturing process or in the design or packaging of the Products, which renders it not useable in the ordinary course of the business of Distributor or not fit for its intended purpose and that is not identifiable by a basic examination of such Products.

1.11. “Market Approval” means the authorization by an appropriate Regulatory Authority for Distribution of the Product in the Territory.

1.12. “Minimum Annual Performance Requirements” means the “Minimum Annual Purchase Quantities” of Product (defined in Section 1.14) required to be satisfied by the Distributor as agreed by the Parties, as set out specifically in Schedule B attached hereto.

1.13. “Person” means any person, individual, firm, association, syndicate, partnership, joint venture, trustee, trust, corporation, division of a corporation, unincorporated organization or other entity or a government agency or political subdivision thereof.

1.14. “Product” means a set of skin regeneration kit (named “Dr. INVIVO AI Regen KIT” (Model no. ARK001)) to be used solely for the treatment of skin wounds limited to diabetic foot ulcer, skin cancer and burn (the “Intended Condition”), and shall not include any other skin conditions unless expressly specified in this section ,also referred to as “KIT.”

1.15. “Products” consist of KIT (defined in Section 1.14); Dr. INVIVO (defined in Section 1.8); and AiD Regen (i.e., AI-assisted wound scanning software (Model no. AIDR001)) to be used for treatment of the Intended Condition.

1.16. “Territory” means Paraguay. The Territory shall be subject to revision depending on sales volume and revenue.

1.17. “Third Party” means any person or entity other than ROKIT, Distributor or their respective Affiliates.

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1.18. “Trademarks” means all the trademarks and trade names, whether registered, which are owned and used by or under license from ROKIT and which appear on the Products including without limitation, the trademark “Dr. INVIVO”, “Dr. INVIVO AI Regen KIT”, “AiD Regen”, “ROKIT”, “ROKIT HEALTHCARE”, “ROKIT AMERICA”, etc.

1.19. “Reimbursement” means the getting approval, listing, applying, documenting, strategizing, or determination by the relevant governmental or private health insurance authority that allows all or part of the Products to be reimbursed or covered under the applicable healthcare insurance system in the Territory.

1.20. The following schedules are incorporated into this Agreement by reference and form an integral part hereof:

(a)	Schedule A	Product Pricing

(b)	Schedule B	Annual Sales Forecast & Minimum Annual Performance Requirements

2. GRANT OF DISTRIBUTION RIGHTS

2.1 Upon execution of this Agreement, ROKIT hereby grants to Distributor and Distributor accepts from ROKIT the exclusive right to Distribute Product(s) in the Territory, upon and subject to all terms and conditions set forth in this Agreement. Distributor hereby accepts such appointment and covenants and agrees to purchase the Product(s) for its own account exclusively from ROKIT and to import, promote, market, offer for sale, sell and Distribute the Products only in the Territory. Distributor covenants that it shall Distribute Product(s) to Customers for the purpose of distribution as mutually agreed by the Parties and for no other purposes, such as lab/ research purpose.

2.2 Pursuant to Article 9, Distributor further covenants that it shall obtain government approvals or any other forms of authorization necessary to perform its obligations hereunder in accordance with Applicable Laws in the Territory.

2.3 The rights granted to Distributor pursuant to this Agreement are limited to the Territory and Distributor shall have no right with respect to the Distribution of any Product outside the Territory, and nothing in this Agreement shall restrict ROKIT from Distributing the Products to any other Person outside the Territory or appointing Third Parties as additional distributors of the Products outside the Territory.

2.4 The Territory shall be subject to revision, either adding or removing certain country(ies) from the Territory, based on performance evaluation including sales volume and revenue for each country. If the Parties mutually agree to change the scope of the Territory, they shall enter into an amendment to this Agreement.

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2.5 Without limiting the generality of the foregoing, Distributor shall not, directly or indirectly, including through any agents or Affiliates, Distribute any Product outside the Territory and shall not solicit orders for Products, advertise the Products or keep any stock of the Products outside the Territory. Distributor further covenants and agrees not to Distribute such Products to any Person within the Territory if Distributor knows or has any reason to believe that such Products shall be resold by such Person, directly or indirectly, outside the Territory. If Distributor becomes aware that any Person to whom Distributor supplies any Product is marketing or selling, or is planning to market or sell, the Products outside the Territory, Distributor shall immediately notify ROKIT and shall cease forthwith to supply such Person with Products. Notwithstanding, if Distributor wishes to offer for sale or Distribute Products in regions outside the Territory, Distributor shall notify ROKIT in writing which shall include all details of the proposed transaction prior to initiating such transaction and obtain ROKIT’s prior approval.

2.6 Distributor shall inform ROKIT in writing of, and ROKIT shall have the right to review , any sub-distributor(s) proposed to be appointed by Distributor with respect to the sale and distribution of Products in the Territory provided, however, that any authorized appointment of any such sub-distributor(s) by Distributor shall not relieve Distributor of any of its obligations hereunder.

2.7 Distributor covenants and agrees that all enquiries with respect to and any orders for Products received, directly or indirectly, by Distributor from outside the Territory shall be referred to ROKIT.

2.8 Distributor agrees to provide to ROKIT from time to time, and promptly upon request by ROKIT, a list of the different distribution channels in which Products are being Distributed or intended to be Distributed by Distributor, the names of all authorized sub-distributors engaged by Distributor, and the end-price to the Customers.

2.9 ROKIT grants to Distributor a sole right for the duration of this Agreement, without the right to assign such right, to Distribute the Product in the Territory in accordance with this Agreement.

3. TERM.

3.1 The term (the “Term”) of this Agreement is for two (2) calendar years from the Effective Date (the “Initial Term”) and may be extended following good faith negotiation between the Parties (a “Renewal Term”), provided that Distributor has, up to the expiration of the Initial Term, fully complied with its obligations including the Minimum Annual Performance Requirements as set forth in Schedule B.

3.2 Provided that Distributor shall have complied with all the terms and conditions hereof, and achieved the Minimum Annual Performance Requirements at the end of the Initial Term or any preceding Renewal Term, either Party can ask for an option to renew this Agreement; the terms and conditions including the Minimum Annual Performance Requirements may be adjusted as agreed between the Parties, for successive periods of one (1) year, unless either party shall have provided written notice to the other party that it does not intend to renew this Agreement at least three (3) months prior to the expiration of the Initial Term, or any Renewal Term, as the case may be.

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4. PURCHASE ORDERS, FORECASTS, AND SUPPLY OF THE PRODUCT.

4.1 During the term of this Agreement, Distributor shall purchase all of its requirements of Products exclusively from ROKIT. Pursuant to Section 5, the Parties shall agree on certain Minimum Annual Performance Requirements for any year as set forth in Schedule B hereto, and the requirements of the Products purchased by Distributor shall not, in any event, be less than such Minimum Annual Performance Requirements. ROKIT shall sell such Products to Distributor subject to the terms and conditions of this Agreement.

4.2 Distributor shall place a firm written purchase order (“Firm Order”) with ROKIT on Distributor’s standard purchase order forms for the specified quantity of the Product two (2) months prior to the scheduled delivery date. Firm Order shall be placed no later than the last day of each calendar month. Only such Firm Order placed by Distributor and accepted by ROKIT shall be binding on the Parties. Firm Order shall be deemed to be binding on both Parties if (a) ROKIT accepts the Firm Order in writing; or (b) ROKIT makes no objection against the Firm Order within [five (5)] Business Days upon its receipt of the Firm Order.

4.3 Where there is a conflict between the terms and conditions stated in such purchase order forms and the provisions of this Agreement, the provisions of this Agreement shall prevail despite any statement to the contrary in such purchase order form or otherwise. For the purposes of clarity, notwithstanding anything herein to the contrary, the terms and conditions of this Agreement shall govern all Products sold by ROKIT to Distributor.

4.4 All deliveries of Products sold by ROKIT to Distributor pursuant to this Agreement shall be F.O.B shipping point. ROKIT shall have no further responsibility for Products, and all risk of damage to or loss or delay of the Products shall pass to Distributor upon their delivery at the shipping point to (i) a common carrier or (ii) an agent or any other person specified by Distributor acting on behalf of Distributor. Distributor shall be responsible for arranging all transportation of the Products, but if requested by Distributor, ROKIT shall, at Distributor’s expense, use commercially reasonable efforts to assist Distributor in making such arrangements. Distributor shall also procure insurance for the transportation of the Products, and such insurance shall be of a kind and on terms current at the port of shipment. In the event that ROKIT is requested to assist Distributor in arranging for transportation, Distributor shall reimburse ROKIT for all costs applicable to the Products following their delivery to Distributor, including, without limitation, insurance, transportation, loading and unloading, handling and storage. Distributor shall pay all charges, including customs duty and sales tax, incurred with respect to the Products, relevant intangibles (e.g., Intellectual Property document) and services, following their delivery to the carrier or forwarder. Distributor will be the importer of record into the Territory for all purchased Products, and will be responsible for the accuracy of the information presented and the payment of all duties and taxes, and will be liable for any fines or penalties resulting from any missing or inaccurate information with respect to the import of the Product into the Territory.

4.5 To ensure adequate supply to the Territory, Distributor shall purchase and maintain sufficient stock of Products ready for delivery, an inventory of Products equivalent to the average monthly inventory based on the immediately preceding three months of actual sales by Distributor to its customers in the Territory. Distributor shall maintain adequately trained and experienced sales staff as well as appropriate premises and warehouse facilities and equipment (including vehicles) for stocking and sales of Product in order to meet the Territory market demand therefor, and if applicable, with reference to the Minimum Annual Performance Requirements set forth in ScheduleB.

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5. MINIMUM ANNUAL PERFORMANCE REQUIREMENTS.

5.1 The Parties shall determine the Minimum Annual Performance Requirement (also referred to as “Minimum Annual Purchase Quantities”) based on annual sales forecast mutually agreed upon by the Parties, which shall be subject to revision one month prior to the expiration of each calendar year. If the Parties agree to certain Minimum Annual Performance Requirements set forth in Schedule B, this Article 5 and all other applicable provisions herein pertaining to Minimum Annual Performance Requirements imposed on the Distributor shall apply.

5.2 During the term of this Agreement, Distributor covenants and agrees to purchase Product from ROKIT, for distribution within the Territory, not less than the Minimum Annual Purchase Quantities. The first sales performance of Distributor shall be evaluated by ROKIT one month prior to the expiration of 1st Year, and the following sale performance shall be evaluated yearly as set forth in Schedule B. In the event Distributor does not achieve the Minimum Annual Purchase Quantities for the first year or any following year during the Term or any Renewal Term, upon thirty (30) days prior written notice ROKIT may convert Distributor's exclusive rights in the Territory to non-exclusive rights for the remainder of the Term.

5.3 Not less than [sixty (60)] days prior to the expiry of the Initial Term or any Renewal Term, as the case may be, the parties shall mutually agree to and set the Minimum Annual Performance Requirement to be met by the Distributor in the subsequent [one (1)] year period, whereupon Schedule B hereto shall be deemed amended accordingly to reflect such Minimum Annual Performance Requirements agreed to for such ensuing [one (1)] year period.

6. PAYMENT.

6.1 At the outset of the Agreement, ROKIT shall supply Distributor with pre-packaged and labelled Product at prices applicable thereto for the Territory as set forth in the price list, the current form of which is attached as Schedule A hereto. Subject to and in accordance with the terms and conditions hereof, ROKIT agrees to sell to Distributor, and Distributor agrees to buy from ROKIT, the Product at the prices set forth in Schedule A attached hereto. Prices of the Product are in U.S. dollars. The purchase price shall be exclusive of all charges that may be incurred in connection with the delivery of the Product to Distributor, including, without limitation, in respect to freight, export duties, import duties, all applicable taxes (sales tax, use tax, VAT or other similar taxes, whether federal, state, local or foreign), appropriate insurance and storage costs or any other payments required to process the products from ROKIT’s facilities, and such charges and costs shall be the sole and exclusive responsibility of Distributor.

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6.2 Upon receipt and confirmation of Firm Order pursuant to Section 4.2, ROKIT shall invoice Distributor, and Distributor shall timely pay ROKIT, for the Product ordered pursuant to the Firm Order. With respect to “Payment Due Date,” the Parties shall agree as follows: (1) for the 1st year from execution of this Agreement, Distributor shall make an advance payment to ROKIT for 50% of the total amount of each Firm Order upon receipt and confirmation of Firm Order and the remaining 50% payment upon arrival of the Products at the port of shipment according to FOB incoterms; and (2) for the 2 year, Distributor shall make an advance payment to ROKIT for 30% of the total amount of each Firm Order upon receipt and confirmation of Firm Order and the remaining 70% payment within 30 days from arrival of the Products at the port of shipment according to FOB incoterms. All payment shall be made in US Dollars (including any applicable Taxes) by wire transfer to the bank account stated on ROKIT’s invoice. Distributor shall be responsible for all VAT, sales, use and other similar taxes applicable to the Product under this Agreement, unless Distributor provides written proof of exemption. In the event where Distributor fails to meet the Payment Due Date, there shall a penalty for late payment as states follows: Distributor shall automatically pay ROKIT interest at the rate of one percent (1%) per month, or any part thereof, calculated from the invoice date for any amount not received by the Payment Due Date for such amounts. Distributor shall indemnify ROKIT for all costs incurred by it in enforcing its right to receive payment of invoices under this Section, including the reasonable fees of attorneys, accountants, and other experts and court costs associated therewith.

6.3 Notwithstanding that ROKIT may have accepted and confirmed a Firm Order for the Product pursuant to this Agreement, ROKIT shall not be obligated to deliver such Product to Distributor in the event of overdue payment.

6.4 ROKIT shall have the right to adjust its prices listed in Schedule A hereto with its prior written notice to Distributor. Unless otherwise agreed by the parties, any such increases /decreases shall only be effective upon ninety (90) days’ written notice to Distributor, whereupon at the end of such ninety (90) days’ notice period, any such revised price shall be effective immediately without further notice and shall be deemed to form part of the price list set forth in Schedule A attached hereto as if the same had initially been set forth therein. Distributor may provide ROKIT with market feedback on the pricing of the Product and may propose adjustments and amendments thereto, which proposal ROKIT does not have an obligation to accept, and ROKIT shall take into consideration in good faith any suggestions and adjustments proposed by Distributor in determining or revising the price list set forth in Schedule A.

7. QUALITY AND CHANGES IN PRODUCTS.

7.1 ROKIT guarantees that the quality of the Products supplied under this Agreement shall meet, at the time of delivery to Distributor, which for greater certainty is the time when the Products are picked up at the shipping point by Distributor, its agent or transport carrier, the same quality and standards as Products sold to ROKIT’s customers in the country of manufacture. Thereafter, Distributor shall be responsible for any diminishment in the quality of the Products in its possession, whether caused by improper transport or storage of such Products or for any other reason whatsoever.

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7.2 Distributor shall, promptly upon receipt of the Products, examine such Products at its cost, and satisfy itself that it meets its requirements. Products are non-returnable and all sales are final. In the event that the Products are believed to be defective, any claim, to be valid, in respect to short-shipment or for defective Products (other than with respect to Latent Defects) shall be made in writing by Distributor to ROKIT within [Seven (7)] days (“Investigation Period”) of the date such Products are delivered to Distributor’s designated place in the Territory, and such short-shipment or defect shall not have been caused while the Products were in transport or while in storage by or on behalf of Distributor. If Distributor has not notified ROKIT that it has rejected any Products as defective by the end of the Investigation Period, then it shall be deemed to have accepted the Products. If ROKIT agrees with Distributor that any rejected product is defective, ROKIT shall replace such defective Product(s) with replacement Product(s) free of defect and this replacement Product(s) shall constitute the sole and exclusive liability of ROKIT with respect to the defective Product(s).

7.3 ROKIT may make modifications to Products at any time or discontinue the sale of, or limit its production of, any Products without thereby incurring any liability whatsoever to Distributor with respect to any order placed by Distributor. ROKIT shall endeavour to provide Distributor [sixty (60)] day prior notice in the event of any such discontinuance of or major modification to the Products.

8. PACKAGING AND WAREHOUSING RESPONSIBILITIES.

8.1 Without prior written consent from ROKIT, relabeling, repackaging (including the separation of bundled products or the bundling of products), and other alterations to the Products or their packaging by Distributor are not permitted.

8.2 Distributor shall provide ROKIT with all necessary information pertaining to packaging and packaging labeling with respect to the local requirements in each jurisdiction within the Territory.

8.3 Distributor shall ensure that warehousing and transportation to and within the Territory are effected in such a manner so as not to have a negative effect on the quality of Product(s) in accordance with Product(s) specifications and any Applicable Law. The physical flow of Product(s) from the warehouse shall be based on a first-in, first-out basis.

8.4 Without limiting the generality of the foregoing, Distributor undertakes to perform, at its sole expense, the following services and activities in connection with and for the benefit of maintaining Product(s):

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(a) suitable warehousing with appropriate climate control as per ROKIT’s requirements as they may be revised by ROKIT, in its sole discretion, from time to time; and

(b) stacking Product(s) so as not to exceed ROKIT’s prescribed standards with respect thereto.

8.5 Distributor shall assume full responsibility for and shall indemnify and defend ROKIT harmless from any damage, claim, liability, loss or expense (including any legal costs) which ROKIT may suffer or incur by reason of Distributor’s packaging, stocking, warehousing, storage, use, sale and/or distribution of the Product(s).

9. CERTIFICATION, REGISTRATION AND GOVERNMENT APPROVALS.

9.1 The Parties shall comply with all laws, regulations, rules, and restrictions applicable to the design, manufacture, labeling, packaging, storage, importing/exporting, marketing, promotion, distribution, sale, provision, and support of Products under this Agreement (collectively, “Applicable Laws”), and with all applicable requirements of competent regulatory authorities. Except for routine matters involving the local approvals, Distributor shall promptly inform ROKIT of any communication with a competent regulatory authority regarding this Agreement, and shall coordinate all Distributor responses to such authorities with ROKIT. In the event a change in Applicable Laws materially affects this Agreement, the Party learning of the change shall promptly inform the other Party, and the Parties shall cooperate in good faith to determine a solution.

9.2 ROKIT shall assist Distributor to obtain registration and/or approvals for Product(s) in accordance with the Territory’s regulations, laws and/or rules (collectively “Local Approvals”). Distributor shall be responsible for acquiring all Local Approvals specific to their respective regions, needed for distribution of the Products in the Territory, including, but not limited to, import licenses, and approval for reimbursement of health care services (if applicable).

9.3 It is acknowledged by both parties hereto that the import, distribution, and sale of Products in the Territory may be dependent upon prior registration and/or approval of such Products with the appropriate local government authority in the Territory. Distributor shall investigate and so advise ROKIT in this regard and, should product registration or other market approval/authorization be required to import and sell Products in the Territory, Distributor acknowledges and agrees that it shall be responsible for securing the registration and/or approval of the Products or other market authorization.

9.4 In furtherance of the foregoing and as applicable, Distributor agrees to use its best efforts to arrange for and complete the registration of the Products in ROKIT’s name in a timely manner. Distributor shall pay all costs relating to such registration of Products, in accordance with all applicable laws, rules and regulations of the Territory and shall indemnify and save harmless ROKIT in respect to the same. Distributor shall keep ROKIT informed in writing of the progress of any required application for registration, and any proposed submissions relating to such product registration shall be forwarded to ROKIT for its approval prior to being submitted to the appropriate government authority. Thereafter, upon registration of the Products, Distributor shall inform ROKIT and provide copies and official government receipts in respect thereto.

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For the avoidance of doubt, any administrative title or holder status associated with such registrations shall not be construed as any transfer of ownership, proprietary rights, distribution rights, or any other rights in the Products, which shall at all times remain solely with ROKIT.

9.5 Distributor shall, at its own costs, procure market approval/product registration that may be required by Distributor to import and sell Product in the Territory and Distributor shall retain administrative holder status only to such approval/registration solely for the limited purpose of performing its obligations under this Agreement and only while Distributor validly maintains its exclusive distribution rights. For the avoidance of doubt, such approvals or registrations shall not constitute, nor be interpreted as, any ownership, title, intellectual property rights, or any proprietary rights in or to the Products. All proprietary rights remain solely with ROKIT.

In any events where Distributor’s right is converted from exclusivity to non-exclusivity for any reasons; this Agreement is early terminated by either Party; or expires at the end of this Agreement upon mutual assent of the Parties, Distributor shall immediately cease all use of any such approvals/registrations for Products in the name of Distributor and/or ROKIT.

To the extent that the product registration has been effected in the name of Distributor, Distributor shall promptly and fully cooperate—upon ROKIT’s written request—in completing all procedures required to transfer, cancel, or re-register such approval in the name of ROKIT or any Person designated by ROKIT. Such cooperation shall be completed within thirty (30) days from termination or expiration of this Agreement. Distributor shall not use, rely on, or retain any such approval/registration after termination or loss of exclusivity, and shall not engage in any act that may interfere with ROKIT’s business or its dealings with any third party. Distributor shall have no responsibility for governmental fees associated with such transfer or change, provided that Distributor duly complies with the foregoing obligations.

10. SALES AND MARKETING.

10.1 Distributor shall resell all Products purchased hereunder in compliance with all Applicable Laws in the Territory and only in the packaging supplied or approved by ROKIT. Distributor is responsible for marketing and promotional activities in the Territory and for compliance with all Applicable Laws and regulations, including, without limitation, laws and regulations regarding health and safety, nutritional medicinal products, and marketing practices. Distributor represents and warrants that it has obtained all permits, licences, registrations and other approvals required by every national, local or municipal government or agency, in respect of the performance of Distributor’s obligations under this Agreement.

10.2 Distributor shall sell the Products to Customers (as defined in Section 1.6) only who have completed all the required programs and consequently received a certificate for completion of the programs.

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10.3 Products sold for purposes of resale shall be sold only to Authorized Resellers, meaning third parties selected by Distributor to assist Distributor in the Distribution of the Products who have met the following requirements. A party shall be an Authorized Reseller only if such party enters into a written reseller agreement with Distributor which, among other things, protects ROKIT’s rights to at least the same degree as ROKIT’s rights under this Agreement, and limits ROKIT’ liability, restricts the reseller’s activities, and requires the reseller’s performance, to at least the same degree as Distributor’s corresponding obligations under this Agreement. ROKIT shall have the right to review any such form of reseller agreement to ensure it meets the requirements of this Section and to request changes to such agreement to the extent ROKIT reasonably believes such changes are necessary to protect ROKIT’ rights under this Agreement, and Distributor shall promptly incorporate such changes into its form of agreement and make reasonable efforts to amend any outstanding reseller agreements to reflect such changes. Prior to commencing any services on behalf of Distributor hereunder, each Distributor’s Agent and Authorized Reseller shall sign a written confidentiality agreement (or reseller agreement, as applicable) that protects ROKIT’ rights to at least the same degree as the terms of this Agreement. Distributor shall remain jointly and severally liable for the acts or omissions of Distributor’s Agents and Authorized Resellers.

10.4 Distributor shall devote substantial efforts and resources to the marketing and promotion of Products in the Territory in accordance with the relevant business plan, which shall be developed by Distributor prior to commencement of the Initial Term (or additional Renewal Terms, if applicable), or as soon as practicable thereafter but by no later than thirty (30) days therefrom, and submitted to ROKIT for its review. Distributor shall be solely responsible for promotional services in connection with the terms and conditions of this Agreement; provided, however, that, the Parties agree that, ROKIT is entitled to request amendments thereto if deemed necessary by ROKIT after its review of any business plan submitted pursuant to this Section 10.4 and Distributor shall endeavour to implement such amendment. Distributor shall report regularly to ROKIT in regard to any market trends or conditions or regulations affecting or which may affect the sale of Products in the Territory that come to its attention, or of any new products which might be competitive with the Products, providing details thereof including prices and copies of any known promotional materials, and any potential infringements, and shall submit to ROKIT for its review annually, during the Term, not less than [thirty (30)] days before the anniversary of the Effective Date, its business plan for the upcoming year, including an analysis of markets, competition and competitors’ activities, planned promotional activities and Distributor’s estimate of sales by month for the upcoming year. Distributor shall also, upon request by ROKIT, furnish such further information concerning Distributor’s business and operations as ROKIT in its sole discretion deems necessary from time to time.

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10.5 Distributor, at its own expense, shall Distribute the Products in the Territory and shall use the same channels and methods and exercise the same diligence, including making regular and sufficient contact with present and prospective customers of Products in the Territory, which Distributor uses in marketing its other non-competing products. All advertising by Distributor in any medium shall be conducted in a dignified manner that shall reflect favourably upon the goodwill and reputation of ROKIT and the Products, and shall conform to the highest standards and shall display the Trademarks only in a manner approved by ROKIT. Distributor shall forward to ROKIT copies or samples of all advertisements and promotions for its approval and Distributor agrees to withdraw any advertisements or promotions which are considered unsuitable by ROKIT. Distributor further acknowledges that unless specifically agreed otherwise, all advertising and promotional materials relating to the Products or bearing the Trademarks shall remain the property of ROKIT who shall retain the sole and exclusive ownership of all copyright therein.

10.6 The determination of sales and marketing strategies and Distributor’s selling prices for the Products within the Territory shall be the responsibility of Distributor, after consultation with ROKIT who may provide Distributor with a suggested resale price list as well as advice in regard to business processes, sales policies, procedures and systems, marketing programmes and promotions. ROKIT may include recommended retail price in Schedule A as reference for the benefit of Distributor. While Distributor is under no obligation to accept such suggested resale prices for Product, it shall ensure that the retail prices of Product are as competitive as possible so as to maximize and increase the sales of Product in the Territory.

10.7 In performing its duties hereunder, Distributor agrees not to make any representation or give any warranty with respect to any of Products other than those contained in any current brochures, leaflets or other printed matter relating to such Products, which may be issued from time to time by ROKIT. In the event that Distributor does make any representation or warranty in violation of the foregoing, then Distributor agrees to indemnify and hold ROKIT harmless from any claims, demands, suits, proceedings, damages, liabilities, costs or losses of any nature or kind whatsoever (including any legal costs) suffered or incurred, or which may be suffered or incurred, by ROKIT arising out of or in any way connected with any such representation or warranty.

10.8 Distributor shall not advertise, market, display, or demonstrate non-ROKIT products together with the Products in a manner that would create the impression that the non-ROKIT products are made by, endorsed by, or associated with ROKIT.

10.9 The restrictive covenants imposed on the Distributor hereunder shall extend and apply to any Affiliates of the Distributor and their respective shareholders, directors, officers, employees and representatives as if they were also parties to this Agreement and Distributor shall cause such Persons to comply with such restrictive covenants and shall be responsible to ROKIT for the actions of all such Persons in contravention thereof.

10.10 Distributor shall appoint at least [three (3)] adequate and qualified personnel who are dedicated to the marketing, sales, and educative activities pertaining to the Products in the Territory. Distributor shall ensure that such designated personnel engage in monthly report meetings with representatives of ROKIT.

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11. WARRANTY, TRAINING AND TECHNICAL SUPPORT.

11.1 Without prejudice to Article 18 herein, ROKIT provides a product warranty, and does warrant for each product, that Products shall conform with its specifications, and be manufactured, and prepared for shipment in accordance with Applicable Laws. If either Party discovers that Products do not meet its specifications, then the discovering Party shall promptly communicate with the other Party. All warranty obligations of ROKIT with respect to a particular product shall cease and have no effect to the extent that any defect in such product arises from accident, abuse, misuse, alteration or negligence of Distributor or its third-party suppliers or customers.

For the avoidance of doubt, the detailed scope, procedures, limitations, and conditions of the warranty services (“Warranty”) shall be governed by a separate Warranty Service Agreement to be executed between the Parties, and the provisions of this Article 11 shall apply only to the extent not inconsistent with such Warranty Service Agreement.

Here, “Warranty” means the limited warranty services and obligations to be carried out by ROKIT by way of repairs/ replacement of defective products and relevant maintenance services to a purchaser of the Products (called “End-User”). Unless expressly agreed otherwise in writing between the Parties, the warranty for Dr. INVIVO 4D2D shall remain in effect for one (1) year (“Warranty Period”) from the date of “Completed Delivery,” which means the last date on which Distributor meets all of the requirements as listed below:

i. Distributor delivers and installs Dr. INVIVO 4D2D to a place designated by the End-User;

ii. Distributor conducts Installation Qualification (“IQ”) and Operational Qualification (“OQ”) evaluation on Dr. INVIVO 4D2D; and

iii. Distributor provides ROKIT with a written statement on the evaluation result of IQ and OQ.

Unless otherwise agreed between the Parties, the delivery date and the installation date (stated in Section 11.1 (i) above) should be the same date and all obligations specified in Section 11.1 (i) – (iii) above should be completed within seven (7) days from the date of delivery to the End-User’s designated place.

However, in case where Distributor is not able to install Dr. INVIVO 4D2D at the date of delivery to the End-User’s place due to unilateral reason of the End-User, the date of delivery shall be considered the start date of Warranty Period. Products other than Dr. INVIVO 4D2D shall be covered by the applicable warranty of each component of the Products.

11.2 ROKIT shall provide “technical support” (such as technical training, knowledge and other forms of support) necessary for distribute Products in the Territory. Such training and technical support shall be provided by ROKIT to Distributor on- or off- site (to be confirmed between the Parties), and ROKIT shall ensure that a well-trained and professional staff or representatives are available to provide Distributor with the necessary training and support. Distributor shall ensure that those who have been certified by ROKIT as Professional Trainer only are qualified to provide technical training for its employees, staffs and/or authorized third party for sales of Products in the Territory. If Distributor wishes, either to dispatch its own employee or representative to a site designated by ROKIT or to bring employees/ professional staffs of ROKIT to a site designated by Distributor in order to receive the technical training and support, Distributor shall be responsible for all travel costs including flight, meals, lodging and other expenses incurred therefrom.

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12. ADDITIONAL OBLIGATIONS OF DISTRIBUTOR.

12.1 During the term of this Agreement, in addition to any other obligations set forth herein, Distributor shall:

(a) provide ROKIT with sales forecasts for the Product(s) for the following quarter within two months prior to the expiration of each calendar quarter. Distributor's forecasts shall specify the anticipated sales by product, by country, and by month. Distributor shall incur no liability to ROKIT in the event that actual sales of the Products differ from the forecasts provided;

(b) comply with its obligations under this Agreement, including without limitation, in respect to the active solicitation of orders in the Territory for the purchase of Product(s);

(c) commit and adhere to the highest standards of operation, including such standards that may be prescribed by ROKIT from time to time;

(d) ensure to record, investigate, summarize, notify, report and review all Adverse Events (i.e., any adverse event associated with the use of the Product(s) in humans, including an adverse event occurring in the course of the use of the Product in professional practice, in studies, in investigations or in tests or an adverse event occurring from using of the Products) to comply with Applicable Law and regulatory requirements in their respective markets;

(e) provide ROKIT with ongoing market evaluations for Product(s) and use its best efforts to develop and enhance the ROKIT name and brand image in order to increase market awareness and sales of such product within the Territory;

(f) arrange and provide technical support for Customers which consists of technical advice, planning, application and troubleshooting, etc. in support of the quality of the Products;

(g) upon request, supply ROKIT with records of all contacts made with present and prospective customers in the Territory, including the nature of such contacts;

(h) comply with and cause any sub-distributors or other Persons appointed by Distributor to comply with all Applicable Laws, rules, regulations and/or guidelines in the Territory relating to the use, storage, handling, transportation, marketing, advertisement, distribution, sale, transfer and/or disposal of the Product(s), as well as with the terms and conditions of this Agreement;

(i) ensure that there is proper transport of the Product(s) in the distribution channel and expeditious dispatch and delivery of the Product(s) to customers;

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(j) maintain suitable, contamination-free storage facilities for the inventory of the Product(s) in accordance with all applicable governmental and industry standards.

(k) be responsible for its sale of the Product(s) to customers in the Territory, and for the collection of accounts receivable; have sole responsibility for the credit risk and bad debt risk relating to its sales of the Product(s) including any losses arising from customer default in payment thereof;

(l) keep complete and accurate records with respect to any and all Product(s) purchased from ROKIT and sold by Distributor in the Territory, and Distributor shall provide to ROKIT, on a monthly basis, a written sales and inventory report setting forth a summary of all sales by Distributor to customers in the previous month, as well as a summary of inventory on hand, in order to be received by ROKIT no later than ten (10) Business Days following the close of each calendar month;

(m) hold quarterly business review meetings with ROKIT within fifteen (15) Business Days from the close of each calendar quarter of ROKIT to review the marketing and promotional activities by Distributor during the preceding quarter and discuss the effective business plan for the following quarter(s) with ROKIT. (Upon mutual agreement, the Parties may apply means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.)

(n) Distributor shall establish and maintain its own Quality Management System (QMS) that complies with applicable laws, regulations, and equivalent standards applicable to medical device to ensure the proper storage, handling, and distribution of the Product in the Territory.

(o) Distributor shall, at its own cost and responsibility, use its best efforts to obtain and maintain the Reimbursement for the Products from the relevant governmental or private health insurance authorities in the Territory. Distributor shall promptly provide ROKIT with all information, documentation, and updates related to such Reimbursement process.

Distributor shall not make any submission, representation, or communication to any health insurance or reimbursement authority regarding the Products without prior written consent of ROKIT. Upon obtaining such Reimbursement, Distributor shall assist ROKIT in maintaining and updating such status as required by applicable laws or regulations.

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13. REPRESENTATIONS AND WARRANTIES OF DISTRIBUTOR.

13.1 Distributor represents and warrants to ROKIT, acknowledging that ROKIT is relying upon such representations and warranties in connection with its entering into this Agreement, as follows:

(a) Distributor is a valid corporation organized and existing under the laws of Paraguay.

(b) Distributor has all requisite power and authority to execute and deliver this Agreement and has all necessary power and authority to perform the obligations of Distributor as set out herein;

(c) the execution of this Agreement shall not result in the violation of any of the terms and provisions of any agreement, written or oral, to which Distributor may be a party;

(d) the execution and delivery of this Agreement has been duly authorized by all necessary action on the part of Distributor and this Agreement, when duly executed and delivered by Distributor, shall constitute a legal and binding obligation of Distributor enforceable in accordance with its terms; and

(e) the performance by Distributor of all its obligations hereunder, including the sale of the Product(s), shall be conducted in compliance with all Applicable Laws in the Territory.

14. INTELLECTUAL PROPERTY RIGHTS AND TRADEMARKS.

14.1 ROKIT hereby grants to Distributor exclusive, non-transferable, non-sublicensable and royalty-free right to use ROKIT’s Trademark in connection with Distribution of the Products pursuant to this Agreement, provided that such Trademark are used by Distributor in accordance with the terms and conditions of this Agreement.

14.2 Distributor shall refrain from performing research with respect to, or making, conceiving or reproducing to practice any invention or discovery which relates to the Products without having first agreed with ROKIT in writing the terms of the Intellectual Property rights related to such invention or discovery. Without limitation to the foregoing, any intellectual property which Distributor may, directly or indirectly, develop in violation of the preceding sentence that relates to the use or performance of the Products or any improvements thereof shall be the sole property of ROKIT and is hereby assigned to ROKIT.

14.3 ROKIT makes no promises or representations that ROKIT’s Intellectual Property Rights or Products do not infringe any Third Party’s patent or intellectual property rights in the Territory. If Distributor discovers that any of ROKIT’s Intellectual Property Rights and Trademarks are disputed or infringed, or if any claim of infringement or alleged infringement of trademarks, trade names, copyrights, patents, designs or other industrial property right is brought by a Third Party relating to the sale of Products, then Distributor shall promptly inform ROKIT and assist ROKIT in the defense against such claim, including, but not limited to, furnishing any information or evidence which is available for the proper defense of such claim. If ROKIT’s Intellectual Property Rights or Product(s) is determined by ROKIT or a court of competent jurisdiction in the Territory to infringe a Third Party’s patent or other intellectual property rights, Distributor shall take such necessary actions, with assistance from ROKIT, to remedy the infringement and mitigate the possible adverse effects of the infringement including cease of supply of the infringing Products, modification of the Products, and/or supply of a non-infringing substitute in place of the Products. If none of remedy and mitigation measures suggested by either Party are reasonably acceptable, or none are commercially feasible in ROKIT’s judgment, either Party may terminate this Agreement upon written notice. Distributor’s right to terminate pursuant to this Section 14.3 constitutes its sole and exclusive remedy in such cases of Third Party infringement.

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14.4 Products shall be marketed and sold by Distributor solely under the Trademarks. Distributor shall not alter, obscure, remove, cancel or otherwise interfere with any markings (including without limitation any Trademarks, logos, trade names or trading style of ROKIT) and other indications of origin, which may be placed on Products. Distributor acknowledges that ROKIT is the exclusive owner of the Trademarks and Distributor has no right, title or interest whatsoever in the Trademarks and any goodwill association therewith and that all goodwill associated with the Trademarks is owned by and shall inure exclusively to and for the benefit of ROKIT. Furthermore, Distributor agrees not to represent in any manner that it has acquired any ownership rights in the Trademarks. Any goodwill enjoyed by Distributor from use of the Trademarks shall vest in and become the absolute property of ROKIT and Distributor undertakes and agrees, at the request and expense of ROKIT, whether before or after termination of this Agreement, to execute all such instruments and to do all such acts and things as may be necessary and desirable to vest absolutely in ROKIT all such Trademarks and the goodwill therein. Distributor shall, during the term of this Agreement and subject to due compliance with the provisions of this Article 14, have the right to use and display ROKIT’s Trademarks and copyrighted material in the Territory solely in connection with the marketing, sale, distribution and support of the Products in such Territory in accordance with the terms of this Agreement and, except as may be otherwise permitted in writing by ROKIT, for no other purpose whatsoever. It is the responsibility of Distributor to ensure that the packaging materials for Product are in conformity with all applicable legislation in the Territory.

14.5 In connection with the foregoing, Distributor covenants and agrees as follows:

(a) to Distribute and support the Product only under the Trademarks, and not under any other trademark or logo of any other Person;

(b) to obtain from ROKIT written approval for all promotional material and alternative product packaging, and to comply with all instructions issued by ROKIT relating to the form and manner in which ROKIT’s Trademarks shall be used and to discontinue forthwith, upon notice from ROKIT, any practice relating to the use of ROKIT’s Trademarks which in ROKIT’s opinion would or might adversely affect the rights or interests of ROKIT in such Trademarks;

(c) to conduct business in a manner that reflects favourably at all times on the Products and reputation of ROKIT in order to develop, promote and maintain same with customers and to protect and preserve the goodwill and image of ROKIT and the Products;

(d) not to use or permit any entity controlled by it or affiliated with it to use the Trademarks or any other trademarks or trade names or trade dress of ROKIT or any trademarks, trade dress, words, names, symbols, or designs which could reasonably be expected to be considered confusingly similar thereto, as part of its corporate or trading name or style, or on any of its products;

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(e) not to infringe ROKIT’s rights in and to any of the Intellectual Property Rights and Trademarks, and not to dispute, contest, attack or impair the validity or ownership of the Trademarks or do any act which tends to impair the validity of the Trademarks or the title of ROKIT to any Trademarks, trade names, copyrights and registrations used in connection with the Products, nor to effect any applications or registrations thereof without the express written consent of ROKIT, and not to take any action to the detriment of ROKIT’s interest therein or which would or could dilute the value of the goodwill attaching to the Trademarks;

(f) not to effect or permit the removal, renewal or alteration of any Trademarks, trade names, notices, name plates, or serial numbers affixed to any of the Products or its packaging; and

(g) to impose similar conditions on any representatives or affiliated companies of Distributor to those set out in this Article 14 and to take such action as ROKIT may require at any time in respect to the use by any other Person of ROKIT’s Trademarks.

14.6 Distributor shall provide prompt notice to ROKIT of any claims, allegations, actions and demands that the marketing and/or distribution of the Products infringes or may infringe the intellectual property rights of any other Person and once such notice has been duly given, ROKIT shall have full carriage of any resulting action and Distributor shall extend its full cooperation to ROKIT in the defence by ROKIT of any such claim, action or demand.

14.7 Distributor shall immediately report to ROKIT any actual or potential infringements of the Trademarks or any matter which may give rise to any infringement of the Trademarks, or any imitation of Products of which Distributor is or may become aware, and Distributor shall cooperate with ROKIT in protecting such Trademarks and Products from any such infringement. Distributor shall not initiate any protective action with respect to the Trademarks or Products without prior written authorization of ROKIT.

14.8 Upon termination or expiration of this Agreement for any reason whatsoever, Distributor shall discontinue forthwith all use of ROKIT’s Trademarks and trade names. Further, Distributor shall discontinue forthwith all use of all the product registration/ certification/ approval, which has been effected in the name of Distributor as obtained in the Territory (called “Local Approvals”). To the extent and only if permitted by applicable laws in the Territory and requested by ROKIT, Distributor shall transfer of such Local Approvals to ROKIT or its authorized party, however, Distributor shall have no responsibility to pay for any costs to be incurred from the transfer. Distributor shall return to ROKIT all price lists, catalogues, sales literature, advertising literature and all other materials relating to the Products or Confidential Information in Distributor’s possession or over which it has control.

14.9 Distributor agrees that the provisions of this Article 14 are reasonable having regard to the necessity of ROKIT to protect its ownership rights in the Trademarks and that any breach of the terms contained in this Article 14 shall be deemed a material breach of this Agreement and in addition to any other remedies which may be available to it, ROKIT shall be entitled to enforce its rights hereunder by specific performance or other injunctive or equitable relief so as to protect all its rights in and to its Trademarks.

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15. CONFIDENTIAL INFORMATION AND NON-COMPETITION.

15.1 When and if required, ROKIT shall furnish Distributor the necessary information so that Distributor can fulfill its obligations hereunder regarding the registration of the Products to be distributed in the Territory. This information shall constitute part of the Confidential Information defined in Section 1.5.

15.2 From time to time, ROKIT may periodically provide Distributor with new or upgraded data that has become available, documentation, tests, reports or other pertinent information relating to the Products or otherwise, which information shall also form part of the Confidential Information and which shall assist in keeping Distributor knowledgeable in regard to the Products and maintaining a competitive edge in the marketing and sales of the Products.

15.3 Distributor acknowledges that in its relationship with ROKIT and/or by virtue of the performance of this Agreement, it and/or its employees, shareholders, officers, directors, principals, agents and contractors (collectively, “Representatives”) shall be and shall hereafter continue to be entrusted with Confidential Information, the disclosure of any of which to competitors of ROKIT or to the general public would be highly detrimental to the best interests of ROKIT. Distributor further acknowledges that the right to maintain confidential such Confidential Information constitutes a proprietary right of ROKIT, which ROKIT is entitled to protect. Accordingly, and notwithstanding anything to the contrary herein expressed, Distributor covenants and agrees with ROKIT:

(a) that it shall not use, copy, or permit the use or copy of any of the Confidential Information including any technology, technology-based information and know-how owned by ROKIT related to the Products, directly or indirectly, for any purposes other than the permitted as mutually agreed by the parties and only in the best interests of ROKIT;

(b) that it shall maintain the absolute confidentiality of the Confidential Information and that it shall not (without the prior written consent of ROKIT) either individually, or in partnership or jointly, or in conjunction with any other Person, as principal, agent, shareholder, or in any manner whatsoever, disclose, reveal, release, utilize, sell, assign, supply, or transfer to any person at any time, any of the Confidential Information, except to the extent necessary to discharge its duties and obligations relating to its appointment hereunder and only in the best interests of ROKIT;

(c) that it shall take all necessary action and shall do all that is reasonably within its power to prevent the disclosure, release or supply of any of the Confidential Information to any Person, including by any of its Representatives, except to the extent necessary to discharge its duties and obligations hereunder and only in the best interests of ROKIT;

(d) in furtherance of the above, Distributor shall advise its Representatives, and any other Persons who are given access to the Confidential Information, of the confidential and proprietary nature of the Confidential Information and of the restrictions imposed by this Agreement and, if appropriate, shall require each of them to signify in writing their agreement to abide by the terms of this Agreement and maintain the confidentiality of the Confidential Information. Notwithstanding any such agreement, by any of such Representatives, Distributor acknowledges that it shall be fully responsible and liable to ROKIT for any and all damages and costs (including legal fees) suffered or incurred by it as a consequence of any breach by any of Distributor’s representatives, and/or any other Persons given access to the Confidential Information, of the restrictive covenants contained herein.

(e) Unless expressly agreed otherwise between the Parties, Distributor shall not, directly or indirectly, develop, manufacture or distribute any products similar to or competitive with the Products in the Territory or elsewhere. Distributor hereby further covenants and agrees that during the term of this Agreement, and for a period of [two (2)] years following the termination of this Agreement Distributor shall not, for whatever reason, either individually or in partnership or jointly or in conjunction with any Person as principal, agent, employee, shareholder, owner, investor, partner or in any other manner whatsoever, directly or indirectly, carry on or be engaged in or be concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used or employed by any Person engaged in or concerned with or interested in, the business of manufacturing, developing, producing, marketing, distributing, supplying or selling, for wholesale or retail, nor shall it hold in stock or solicit or be directly engaged or interested in soliciting orders for, any products similar to or competitive with the Products in the Territory or elsewhere.

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15.4 Distributor acknowledges that the restrictions contained in Sections 15.3 and 15.4 are reasonable and valid and necessary for the protection of the business and operations of ROKIT and that any breach of the provisions shall cause ROKIT substantial and irreparable harm which may not be adequately compensated for by monetary award of damages to ROKIT. Accordingly, it is expressly agreed by Distributor that in the event of any such breach, in addition to any other remedies which may be available to it, ROKIT shall be entitled to and may seek an order for specific performance and other injunctive and equitable relief as may be considered necessary or appropriate to restrain or enjoin Distributor from any further breach of the terms hereof and Distributor hereby waives all defences to the strict enforcement by ROKIT of the restrictions herein.

15.5 Upon termination of this Agreement for any reason, Distributor shall immediately return to ROKIT any Confidential Information and shall thereafter refrain from using or disclosing any such Confidential Information to any Person for any purpose whatsoever.

16. ETHICS AND ANTI-BRIBERY COMPLIANCE

16.1 The Parties agree to maintain a reputation for integrity, fair dealing and the highest standard of business ethics in all of its relationships under this Agreement. Commitment to these ethical principles is considered to be an integral part of each Party’s responsibilities.

16.2 Each Party hereby agrees that it shall not knowingly commit, authorize or permit any action which would cause the other Party to be in violation of any applicable anti-bribery laws or regulations. Each Party agrees that it shall not knowingly offer or give, or agree to give, to any employee, representative or third party acting on behalf of the other Party, nor knowingly accept, or agree to accept, from any employee, representative or third party acting on behalf of the other party, any unlawful payment, unlawful compensation or unlawful remuneration, be it monetary or other thing of value, in connection with the negotiation, execution, conclusion or the performance of this Agreement. The Parties shall promptly notify each other if they become aware of any breach of this provision, and a breach of this provision shall be considered cause for termination by the non-breaching party under this Article 16.

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17. TERMINATION.

17.1 Notwithstanding any other provision herein, the Parties hereto agree that this Agreement shall automatically terminate without requirement of notice to the defaulting party or an opportunity to cure, upon the occurrence of the following events:

(a) if a decree or order of a court having competent jurisdiction is entered adjudging a party bankrupt or approving as properly filed a petition seeking or winding up of such party;

(b) if a party admits in writing its inability to pay its debts as they become due, makes any assignment in bankruptcy or makes any other assignment for the benefit of creditors, makes any proposal under law in the Territory or other applicable jurisdiction, is adjudged bankrupt, files a petition or proposal to take advantage of any act of insolvency, consents to or acquiesces in the appointment of a trustee, receiver, receiver and manager, interim receiver, custodian, sequestrator or other person with similar powers to itself or of all of any substantial portion of its property or assets, or files a petition or otherwise commences any proceeding seeking any reorganization, arrangement, composition or readjustment under the applicable bankruptcy, insolvency, moratorium, reorganization or other similar law in the Territory or other applicable jurisdiction affecting creditors’ rights or consents to or acquiesces in, the filing of such a petition;

(c) if a governmental regulatory order or final judgment or decree in any jurisdiction which materially and adversely affects the ability of a party to fulfill its obligations to the other party under this Agreement shall have been made, issued obtained or entered against such party and such order, judgment or decree shall not have been vacated, discharged or stayed pending appeal within the applicable time period; or

(d) Distributor assigns or attempts to assign this Agreement or any of the rights or obligations hereunder without the prior written consent of ROKIT.

17.2 ROKIT may, without prejudice to any other rights, terminate this Agreement by giving a written notice to the other Party to Distributor if:

(a) Distributor fails to achieve the Minimum Annual Performance Requirement in any year during the Term as set forth in Schedule B hereto, as applicable;

(b) Distributor violates applicable laws and regulations in connection with the performance of this Agreement;

(c) Distributor fails to pay any sums due to ROKIT on two or more occasions;

(d) Customer complaints filed due to reasons attributable to Distributor, on two or more occasions;

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(e) The transaction between the Parties is suspended for two (2) months or more for any reasons;

(f) any change occurs in the constitution, management or control or the financial or other circumstances of Distributor which, in the sole opinion of ROKIT, is materially detrimental to the interests of ROKIT including, without limitation, as a result of any interest in Distributor being acquired by any Person engaged in a business that is competitive with the business of ROKIT;

(g) Product(s) does not become available for sale due to failure by Distributor to register the Product for sale in the Territory within the time period prescribed pursuant to the terms of this Agreement, as applicable, or Product(s) are no longer being manufactured for any reasons; or

(h) The other Party otherwise commits any breach of this Agreement and fails to remedy the breach within thirty (30) days after receiving written notice specifying the breach and intention to terminate the Agreement in case of failure to remedy the breach or if it is reasonably deemed that such breach cannot be cured.

17.3 In the event ROKIT shall deem it necessary to recall the Products from the Territory, whether as a consequence of issues discovered by ROKIT, or if required by the local authorities in the Territory, ROKIT shall be entitled to terminate this Agreement upon one (1) month’ notice. In such case, neither of the parties shall be obliged to pay any compensation, loss of income, or goodwill to the other party, except that ROKIT shall indemnify Distributor in respect to any liabilities incurred by Distributor with respect to any claims made by any Person against Distributor as a direct consequence of and relating specifically to such recall of Product, provided that such Product recall was not caused by or necessitated by any actions or omissions on the part of Distributor.

17.4 Furthermore this Agreement may also be terminated by either Party at any time in the event that the other Party commits a breach of any provision of this Agreement and such other Party fails to remedy such breach within [thirty (30)] days after receipt of written notice specifying the breach from the non-defaulting Party.

17.5 Early termination pursuant to the above paragraphs shall not relieve either party of any obligation arising hereunder prior to such termination including, without limitation, Distributor’s obligation to (i) purchase Product(s) covered by purchase orders submitted by Distributor to ROKIT; and (ii) pay ROKIT for the Product(s) shipped or to be shipped pursuant to purchase orders accepted prior to early termination; or ROKIT’s obligation to ship Product on accepted orders; or relieve either Party of its liability for breach of its obligations pursuant to the terms and conditions of this Agreement incurred prior to such early termination; nor shall it deprive either Party of its right to pursue any other remedy available.

17.6 Notwithstanding the termination or expiration of this Agreement, all rights and obligations of the Parties, which by their nature survive the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement.

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17.7 Upon termination of this Agreement for any reason whatsoever:

(a) all rights granted by ROKIT to Distributor shall be immediately relinquished by Distributor who shall immediately pay, if any, all amounts due and owing by it to ROKIT forthwith, and in any event within [ten (10)] days of the date of termination of this Agreement;

(b) Distributor shall promptly return to ROKIT or destroy, at ROKIT’s choosing, all Confidential Information, advertising and promotional material and any other materials and documents given to Distributor and relating to this Agreement or otherwise to the business of ROKIT;

(c) Distributor shall cease use of ROKIT’s Intellectual Property Rights and Trademarks, and shall thereafter refrain from holding itself out as an authorized distributor of ROKIT, and Distributor shall forthwith remove and thereafter discontinue all advertisements, signs and notifications stating or implying that it is a distributor of Product or in any way connected with ROKIT; and

(d) ROKIT shall not be liable to Distributor by reason of the proper termination of this Agreement for any damages, whether direct, consequential or incidental, on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business, arising from such termination of this Agreement.

17.8 If ROKIT continues to supply the Product(s) to Distributor after termination of this Agreement, such supply shall not be construed as a waiver of any such termination, or as a renewal of this Agreement.

17.9 Notwithstanding anything contrary contained herein, in case of termination of this Agreement, ROKIT shall grant Distributor a reasonable period of time to sell its existing stock of Product, if any, which shall in any event not be longer than [ninety days (90)] from the date of termination of this Agreement.

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18. LIMITATION OF LIABILITY AND INDEMNITIES.

18.1 Except as expressly provided in this Agreement, there are no representations or warranties, express or implied, statutory or otherwise, relating to Products, including, without limitation, any implied warranty of merchantability or fitness for any particular purpose. The parties hereby expressly exclude the application of the United Nations Convention on Contracts for the International Sale of Goods and the Uniform Law on the Sale of Goods and the Uniform Law on the Formation of Contracts for the International Sale of Goods. Distributor assumes all risk and liability for any loss, damage or injury resulting from the sale and use of Products, either alone or in combination with other products.

18.2 ROKIT agrees to protect, indemnify and hold the Distributor harmless from and against liability, expenses and damages based upon a claim that the Products were negligently manufactured, or fail to comply with applicable law, to the extent not caused by misuse, abuse or other fault attributable to Distributor or its customer or any third party using the Products, and provided that ROKIT is notified by the Distributor of all such claims within a reasonable period of time following the Distributor's initial notification of such claims, and provided further that ROKIT is given full control over any negotiation, arbitration or litigation concerning such claims.

18.3 ROKIT shall not be liable to the Distributor for any special, indirect, consequential, punitive or exemplary damages, including for greater certainty any damages on account of the loss of prospective profits on anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business.

18.4 ROKIT shall not be liable to the Distributor for any damages incurred from non-compliance with ROKIT’s protocols, standards, or intended use for the Products, about which Distributor has been previously informed.

18.5 Notwithstanding anything to the contrary herein, if ROKIT notifies Distributor that any of Products needs to be recalled or otherwise withdrawn from the market, and Distributor refuses or otherwise fails to do so in a timely fashion, Distributor agrees to indemnify ROKIT, its Affiliates, and their respective officers, directors, employees, agents and shareholders, from and against any and all liability, loses, damages or costs, including legal costs, incurred or suffered by ROKIT as a result of any such failure or refusal.

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19. FORCE MAJEURE.

19.1 No failure or omission by ROKIT or Distributor in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same arises on account of force majeure, which term shall include any event or cause beyond the control of ROKIT or Distributor, as the case may be, including but not restricted to acts of God, acts or omissions of any government, or agency thereof, rebellion, insurrection, riot, sabotage, invasion, quarantine, restrictions, strike, lock-out and transportation embargoes, provided that the Party relying on this Section shall forthwith after any such event give written notice to the other Party of its inability to perform such obligation and the reasons therefor.

20. GOVERNING LAW AND DISPUTE RESOLUTION.

20.1 Parties agree that the validity, operation and performance of this Agreement shall be governed by and interpreted in accordance with the laws of the state of New York, Usa, applicable therein (notwithstanding conflict of law rules).

20.2 Any dispute concerning the subject matter of this Agreement, or the breach, termination or validity thereof (a “Dispute”) shall be settled exclusively in accordance with the procedures set forth herein. The party seeking resolution of a Dispute shall first give notice in writing of the Dispute to the other party, setting forth the nature of the Dispute and a concise statement of the issues to be resolved. If the Dispute has not been resolved through good faith efforts and negotiations of senior officers or representatives of the parties within [fifteen (15)] days of receipt by the relevant party of the notice of Dispute, such notice shall be deemed to be a notice of arbitration and the parties agree to submit the Dispute to a single arbitrator mutually agreeable to both Parties, subject to and in accordance with the Rules of the Arbitration of the International Chamber of Commerce for the time being in force, which rules are deemed to be incorporated by reference herein. The Parties agree that arbitration shall be held at the International Chamber of Commerce hearing center in Switzerland, if available, or a location in Switzerland recommended by them. The proceedings, including any outcome, shall be confidential. All decisions and awards rendered by the arbitrator shall be final and binding upon the parties for all questions submitted to such arbitrator and the costs associated with such submission shall be shared equally by the parties involved in the Dispute unless the arbitrator decides otherwise. The Parties waive all rights of appeal therefor to any court or tribunal, and agree that the only recourse by any party to any court shall be for the purpose of enforcing an arbitration award.

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21. MISCELLANEOUS.

21.1 Any notice, request, demand, consent or other communication required or permitted under this Agreement shall be in writing and shall be given by personal delivery (including courier) by prepaid registered or certified mail or by fax (confirmed by mail) addressed to the party for which it is intended at the address below and shall be deemed to be given on the day of delivery or transmission if during normal business hours, or, if after business hours, on the next following Business Day, or if mailed by registered or certified mail, on the day which is [seven (7)] Business Days after such notice is mailed during normal postal conditions. In the event of a postal disruption, any notice mailed shall be deemed received on the [seventh (7th)] Business Day following resumption of regular postal service. A notice or other communication under this Agreement delivered by email shall be deemed to have been received when the recipient, by an email sent to the email address for the sender stated in this Section 21.1, acknowledges having received that email, with an automatic “read receipt” not constituting acknowledgment of an email for purposes of this Section 21.1:

(a) if to ROKIT:

ROKIT America Inc.

3435 Wilshire Blvd, Ste 2925,

Los Angeles, CA 90010, USA

Tel: +82-2-867-0182

Fax: +82-2-865-0182

Email: [*]

Attn:Seongmo Jee, President

with a copy to (if using email):

Email: [*]

Attn:Hayoung Kim, CFO

(b) if to Distributor:

Bioethic Pharma S.A

Tacuari 221,Eligio Ayala corner, Asunción, Paraguay.

Tel: +595-21-7292500

Email : [*]

Attn: Edgar Villalba, President

with a copy to (if using email):

Email: [*]

Attn: Danilo Villano, Comercial Manager

21.2 Except as otherwise provided herein, this Agreement may not be amended or otherwise modified except in writing signed by both Parties.

21.3 This Agreement, including all schedules attached hereto, constitutes the entire agreement and understanding between the parties with respect to all matters herein and supersedes all prior oral or written agreements and understandings between the parties with respect to the subject matter of this Agreement. In addition, any prior agreement entered into between Distributor and ROKIT Healthcare Inc. (the parent company of ROKIT) relating to the same subject matter shall be deemed automatically terminated and replaced by this Agreement upon its Effective Date.

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21.4 ROKIT may sell, transfer and assign any or all of its rights and obligations arising from this Agreement to any Person, upon notice to Distributor, provided that the assignee shall agree in writing to be bound by the covenants and agreements contained herein and so assigned by ROKIT. Upon such assignment and assumption, ROKIT shall be under no further obligation hereunder with respect to any of the rights and obligations so assigned. Distributor shall not assign or transfer its rights or obligations under this Agreement or any document relating to this Agreement to any Person without the prior written consent of ROKIT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any attempted assignment in violation of this Section 21.4 shall be void and of not effect.

21.5 The status of Distributor shall be that of an independent contractor. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the parties or constitute or be deemed to constitute Distributor as the agent of ROKIT for any purpose whatsoever and Distributor shall have no authority or power to bind ROKIT in any manner whatsoever or to assume or incur any obligation or responsibility, express or implied, for or on behalf of, or in the name of ROKIT, except as specifically provided for herein. Distributor shall not list, print or display ROKIT’s name in any manner so as to indicate or imply that there is an employer-employee or a principal-agent relationship between ROKIT and Distributor. Unless expressly agreed otherwise, all expenses related to Distributor’s performance of this Agreement shall be borne by Distributor who shall be solely responsible for the payment thereof.

21.6 The failure by either Party at any time to require performance by the other Party of any provision of this Agreement shall in no way affect its right to require performance at any time thereafter, and no term or provision of this Agreement is deemed waived and no breach excused unless such waiver or consent is in writing and signed by the Party to have so waived or consented. Any consent by any party to, or waiver of, a breach by the other Party, whether expressed or implied, does not constitute a consent to, waiver of, or excuse for, any other different or subsequent breach by such other party of the same or any other provision.

21.7 If any provision of this Agreement shall, to any extent, be held to be invalid or unenforceable, it shall be deemed to be separate and severable from the remaining provisions of this Agreement, which shall remain in full force and effect and be binding as though the invalid or unenforceable provision had not been included.

21.8 Unless otherwise specifically provided for herein, all monetary amounts referred to herein shall be in US dollars, the lawful currency of the United States of America.

21.9 The language of all communications between the parties pursuant to this Agreement, including notices and reports, shall be the English language.

21.10 This Agreement may be executed in multiple counterparts by the Parties hereto. All counterparts so executed shall constitute one agreement binding upon all parties, notwithstanding that all parties are not signatories to the original or the same counterpart. Each counterpart shall be deemed an original to this Agreement, all of which shall constitute one agreement to be valid as of the date of this Agreement. Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

By:	ROKIT America Inc.	By:	Bioethic Pharma S.A

Signature:	/s/ Seok Hwan You	Signature:	/s/ Edgar Villalba Castillo

Name:	Seok Hwan YOU	Name:	Edgar Villalba Castillo

Title:	CEO	Title:	Director - President

[Signature Page to Distributorship Agreement]

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SCHEDULE A

Product Pricing

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SCHEDULE B

Annual Sales Forecast and Minimum Annual Performance Requirements (“MAPR”)*

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